EXHIBIT 99.1

Profound Medical to Release First Quarter 2026 Financial Results on May 7 – Conference Call to Follow

TORONTO, April 16, 2026 (GLOBE NEWSWIRE) -- Profound Medical Corp. (NASDAQ:PROF; TSX:PRN) (“Profound” or the “Company”), a commercial-stage medical device company that develops and markets AI-powered, MRI-guided, incision-free therapies for the ablation of diseased tissue, will announce its first quarter 2026 financial results after market close on Thursday, May 7, 2026.

Profound management will host a conference call at 4:30 p.m. ET to review the financial results and discuss business developments in the period.

First Quarter 2026 Results Conference Call Details:

Date: Thursday, May 7, 2026

Time: 4:30 p.m. ET

Live Call Dial-in Numbers: 1-800-717-1738 (North America) or 1-646-307-1865 (International)

The call will also be broadcast live and archived here.

About Profound Medical Corp.

Profound is a commercial-stage medical device company and an innovator in interventional MRI procedures, enabling precise, incision-free therapies that improve clinical confidence, procedural control, and patient outcomes. By leveraging real-time MRI guidance, Profound’s technologies are designed to replace uncertainty with clarity across treatment planning, delivery, and confirmation.

The company’s flagship platform, TULSA-PRO®, enables MRI-guided, incision-free prostate therapy designed for precision and flexibility. The TULSA Procedure™ allows physicians to see, treat, and confirm therapy in real time, supporting personalized treatment strategies across the continuum of prostate care—from whole-gland to subtotal, hemi, multifocal, and focal treatment. This approach enables individualized care for the full spectrum of prostate disease, including prostate cancer and/or benign prostatic hyperplasia (BPH), while minimizing side effects typically associated with surgery or radiation, such as urinary incontinence and/or erectile dysfunction.

Profound also commercializes Sonalleve®, an MRI-guided therapy that provides a non-surgical treatment option for pain palliation of bone metastases, desmoid tumors, and osteoid osteoma, as well as for common gynecologic conditions including uterine fibroids and adenomyosis. Sonalleve delivers targeted therapy with no incisions, no blood loss during the procedure, no overnight hospital stay, and faster recovery — and, in gynecologic applications, enables uterine-sparing treatment that may help preserve fertility. Profound is also exploring additional clinical applications for Sonalleve, including non-invasive ablation of abdominal cancers and hyperthermia-based cancer therapies.

Profound Medical’s technologies are approved across major global markets. TULSA-PRO is cleared or approved in the United States, Europe, Canada, Saudi Arabia, India, Australia/New Zealand, and the UAE, while Sonalleve is cleared or approved in the United States (HDE), Europe, Canada, China, and Saudi Arabia.

Through real-time MRI guidance and data-driven innovation, Profound is advancing the future of MRI-guided therapy — expanding access to precise, personalized, and incision-free treatment options worldwide.

For further information, please contact:

Stephen Kilmer
Investor Relations
skilmer@profoundmedical.com
T: 647.872.4849